Exhibit 10. 20

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) is entered into by and between John Cochran (“You”) and Randy Taylor Consulting, LLC, an indirect subsidiary of Harvest Health & Recreation, Inc., a British Columbia corporation (the “Company”) (collectively, the “parties”).

RECITALS

A.       The parties entered into that certain Employment Agreement dated June 18, 2019, with an effective date of January 14, 2019 (“Employment Agreement”).

B.       Your employment with the Company is ending due to your voluntary resignation, effective December 19, 2019 (“Separation Date”).

C.       The Company is offering You the benefits described in this Agreement in exchange for Your covenants, forbearances and other commitments described herein.

D.       It is understood and agreed that this Agreement is not to be construed as an admission of any liability on the part of either party and that liability is expressly denied.

E.       It is further understood and agreed that this Agreement supersedes the Employment Agreement in its entirety, thereby rendering the Employment Agreement null and void.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and conditions described below, and intending to be legally bound thereby, the parties covenant and agree as follows:

1.      Separation Benefits: Provided You sign, return and do not revoke this Agreement, the Company agrees to provide You the following “Separation Benefits”:

A.       A lump sum gross payment equal to $266,666.67, less lawfully-required withholdings, payable within fifteen (15) business days of the Effective Date of this Agreement (as defined below);

B.       In response to any future reference inquiries, the Company will provide, on Your behalf, a neutral reference (i.e., the dates of Your employment with the Company and, position(s) held). All such reference inquiries should be directed to the attention of Siobahn Carragher, Head of HR.

C.       Without regard to any Separation Benefits made pursuant to this Agreement, the Company shall pay Your final wages through the Separation Date, which shall include payment for all accrued, unused PTO and/or vacation time which You have accrued as of the Separation Date, less all applicable withholdings and deductions required and/or authorized by law. The Company shall also reimburse You for all outstanding authorized travel and business expenses incurred in connection with Your employment that are properly documented consistent with the Company’s expense reimbursement procedures.

2.       Mutual Release: In exchange for the promises contained in this Agreement, the parties hereby mutually release and forever discharge each other and their respective heirs, executors, administrators, and assigns, parent, affiliated and subsidiary entities, and each of their respective past, present, and future agents, members, managers, officers, directors, partners, principals, shareholders, owners, employees, contractors, attorneys, insurers, successors and assigns (collectively “Released Parties”), from, for and against any loss, liability, claim, demand, cost, obligation, or expense, known or unknown, accrued or contingent, existing from the beginning of time through the date You execute this Agreement arising out of or pertaining in any manner to Your employment or affiliation with the Company in any capacity or for any reason. This FULL WAIVER AND RELEASE includes, without limitation and without admitting employer coverage under any of the following statutes, all rights or claims arising under Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, the Americans With Disabilities Act, the Fair Labor Standards Act (to the extent permitted by law), the Family Medical Leave Act, the Equal Pay Act, the Lilly Ledbetter Fair Pay Act of 2009, the Pregnancy Discrimination Act, the Worker Adjustment and Retraining Notification Act (“WARN”), the Occupational Safety and Health Act, California Fair Employment Housing Act, California Labor Code, or any other applicable local, state or federal statute or regulation, or any common law cause of action, including claims for breach of any express or implied contract (including, but not limited claims arising under the Employment Agreement which the parties acknowledge is superseded in its entirety by this Agreement), wrongful discharge, tort, personal injury, or any claims for attorney’s fees or other costs. You further covenant and agree that upon receiving the Separation Benefits, the Released Parties are not further indebted to You in any amount for any reason, except as provided for by this Agreement. Nothing in the above language or any other part of this Agreement is intended to release claims for otherwise vested benefits under a company employee welfare benefit plan, reimbursable business expenses or claims challenging the validity of the release of age-related discrimination claims.

Section 1542 Notice to California Employees Only

The parties expressly waive and relinquish all rights and benefits afforded by §1542 of the Civil Code of the State of California, and do so understanding and acknowledging the significance of such specific waiver of §1542. Section 1542 of the Civil Code of the State of California states as follows:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

Notwithstanding the provision of §1542, and for the purpose of implementing a full and complete release, the parties expressly acknowledge that this Agreement is intended to include in its effect, without limitation, all claims which the parties do not know or suspect to exist in Your/the Company’s favor at the time of execution hereof, and that this Agreement contemplates the extinguishments of any such claim or claims.

3.       Confidentiality of Agreement: Except as permitted under the Protected Rights Section below, You will not disclose the existence or terms of this Agreement or the negotiations leading up to this Agreement, except to Your immediate family members, financial and legal advisors, or as may be required by law or as necessary to enforce this Agreement. Should You disclose information about this Agreement to your immediate family members or financial and legal advisors, You shall advise such persons that they must maintain the strict confidentiality of such information and must not disclose it unless required by law.

4.       Mutual Non-Disparagement: Except as permitted under the Protected Rights Section below, You will not make any oral or written statements that are in any way negative, disparaging, or detrimental towards the Released Parties, or any of their respective products, services, representatives, employees or agents, including, but not limited to, statements made on social media. Similarly, the Company agrees that Joe Sai and the Company’s current officers, including but not limited to Steve White and Jason Vedadi, will not make any oral or written statements to third parties that are in any way negative, disparaging, or detrimental towards You, including, but not limited to, statements made on social media.

5.       Continuing Cooperation; Duty to Notify: You will reasonably cooperate with the Company in connection with all business and legal matters with which You were involved or became aware during Your employment with the Company, or any of its affiliated entities, provided that such assistance does not unreasonably interfere with Your then current employment and does not require You to breach any attorney-client or other legally recognized privilege in providing such assistance. This obligation to cooperate includes spending adequate time with the Company’s legal counsel to review your knowledge related to such matter or proceeding as counsel may deem necessary, including but not limited to the review of documents, the discussion of the case and preparation for interviews, depositions or trial. The Company agrees to pay You an hourly rate of $500 for any such assistance and cooperation, and will reimburse You for any pre-approved out of pocket expenses related to such assistance, including travel expenses. Further, in the event You become legally compelled to disclose information about the Company or Your employment with the Company (under the terms of a valid and effective subpoena or order issued by a court or arbitrator of competent jurisdiction, or by a demand or information request from an executive or administrative agency or other governmental authority), You shall, unless prohibited by law, promptly notify the Company of such required disclosure so as to permit the Company a reasonable opportunity to seek a protective order or other similar remedy. In addition, You shall make such disclosure only to the extent so required. This obligation to cooperate and disclose is not intended to and shall not be construed so as to in any way limit or affect the testimony which You may give in any such legal proceeding. It is understood and agreed that You will at all times testify truthfully, whether in deposition, trial or otherwise.

6.       Company Representations: The Company represents, agrees and acknowledges that it will take reasonable steps to promptly remove any and all reference to You including, but not limited to, Your name, image, likeness, appearance and biographical information, from the Company’s website and any other social media or internet sites hosted by the Company following the date of Your execution of this Agreement, with the exception of any disclosure noting Your employment status. The Company further represents that Your name is not listed on any active cannabis or business related licenses on file with any government agency or regulatory authority, nor on any investment related documents or presentations currently used or maintained by or for the Company’s benefit, and shall take all appropriate action to amend and remove Your name from any pending application documents filed with or submitted to any financial institution, government agency or regulatory authority immediately following the Separation Date. Additionally, to the extent the Company is made aware and presented with the opportunity through the normal course of business, it will take reasonable steps to promptly amend and remove Your name from any other cannabis and business-related documents current in use following the Separation Date. The Company further acknowledges and agrees that it has no authorization or consent to use Your name, image, likeness, appearance and biographical information on any Company documents as of the date of Your execution of this Agreement, unless, following the execution of this Agreement Separation Date, You give Your consent in a separate written agreement.

7.       Avowals and Acknowledgements: You affirm, acknowledge and agree as follows:

A.        You have not filed, caused to be filed and are presently not a party to any lawsuit, action, complaint, charge, claim, or legal or administrative proceeding, against any of the Released Parties in any forum or form;

B.        You have received all compensation, wages, bonuses, commissions, benefits and expense reimbursement to which You were owed during Your employment with the Company, and that no other compensation, wages, bonuses, commissions, benefits or expense reimbursement are due to You, except as provided under and otherwise reflected in this Agreement;

C.        You have no known workplace injuries or occupational diseases resulting from Your employment with the Company;

D.        Following the Separation Date, You have not accessed (and will not access) the Company’s internal communication systems, including, but not limited to, computer or computer network systems, remote email systems, or voicemail systems;

E.       As of the Separation Date, You have returned all Company-related documents and records (electronic, paper or otherwise and all copies of the foregoing), materials, software, equipment, and other physical property, including, but not limited to, Your state or Company-issued badge(s), and Company-issued laptop or phone (as applicable), that came into Your possession or was produced by You in connection with Your employment;

F.       As of the Separation Date, You have supplied the Company with all passwords for Your work-related computer(s) and accounts;

G.       You are in possession of all Your personal property that You brought to the Company’s premises and that the Company is not in possession of any of Your personal property;

H.       As of the Separation Date, You have removed any representation of active employment with the Company or any of the Released Parties on any and all social or business networking websites, including, but not limited to, Facebook and LinkedIn, to the extent that such representations are controlled by You;

I.       As of the Separation Date, You have notified any applicable state licensing authority(ies) and professional organizations of the fact that You are no longer employed by the Company;

J.        You remain bound by the terms and conditions of any agreement You signed during Your employment that imposes post-employment obligations on You, including the Employment Dispute Resolution Agreement, Confidential Information & Invention Assignment Agreement, and Restrictive Covenant Agreement. Should You violate this Agreement or any other agreement that survives the Separation Date, Your Separation Benefits shall immediately cease or be forfeited, which cessation or forfeiture shall not limit or impair in any respect the Company’s right to pursue equitable and monetary relief to the fullest extent permitted by law.

8.        Consult Counsel; Time to Consider and Revoke the Agreement;

A.       You are advised to consult with an attorney of Your choosing prior to executing this Agreement.

B.       You have 21 days to consider this Agreement from the date of receipt, but You may sign before the expiration of the 21-day consideration period to expedite receipt of the Separation Benefits. If the offer of Separation Benefits is not accepted within this 21-day consideration period by returning a signed version of this Agreement to the attention of Siobahn Carragher, Head of HR, at scarragher@harvestinc.com, the offer will be withdrawn. Any non-material changes that are made to this Agreement from the version originally presented to You do not extend the 21-day consideration period. You may revoke this Agreement at any time within seven (7) days following Your execution of the Agreement by sending written notice of revocation to the attention of Siobahn Carragher, Head of HR, at scarragher@harvestinc.com, on or before the expiration of the revocation period. This Agreement shall not become effective or enforceable, and the Separation Benefits shall not be due and owing, until the revocation period has expired (“Effective Date”).

9.       Protected Rights: Nothing in this Agreement is intended to limit Your right or ability to: (a) file an administrative charge with any government agency charged with enforcement of any law, including the U.S. Equal Employment Opportunity Commission (“EEOC”), National Labor Relations Board, Occupational Safety and Health Administration, Securities and Exchange Commission, or comparable state or local agency; (b) initiate or respond to communications from the EEOC or any other government agency or regulatory authority; or (c) testify truthfully in a legal proceeding to the extent such communication is compelled or protected by law. You acknowledge, however, that You disclaim and waive any right to individual relief of any kind (including back pay, front pay, reinstatement or other legal or equitable relief), as a result of the filing of any charge, complaint, lawsuit or other proceeding against the Released Parties brought by You or a third party on Your behalf, or as a member of any class or collective action in a case in which any claims against the Released Parties are made.

10.       General Provisions:

A.       This Agreement shall be deemed drafted equally by all parties hereto. The language of all parts of this Agreement shall be construed as a whole, according to its fair meaning, and any presumption or other principle that the language herein is to be construed against any party shall not apply. This Agreement shall be binding upon and inure to the benefit of the parties’ heirs, administrators, representatives, executors, successors and assigns.

B.       This Agreement shall be governed in all respects, whether as to validity, construction, capacity, performance, or otherwise by the laws of the State of California. No action involving this Agreement may be brought except before an arbitrator pursuant to the procedures described in the Company’s Employment Dispute Resolution Agreement. The prevailing party in any action involving or touching upon this Agreement shall be entitled to recover reasonable attorney fees and costs.

C.       If any provision of this Agreement is held by an arbitrator to be invalid, void, or unenforceable for whatever reason, the remaining provisions of this Agreement shall nevertheless continue in full force and effect without being impaired in any manner whatsoever.

D.       Except for the Employment Dispute Resolution Agreement, Confidential Information & Invention Assignment Agreement, and Restrictive Covenant Agreement, this Agreement constitutes the sole and entire agreement between the parties, and supersedes any and all understandings and agreements made prior hereto, if any. There are no collateral understandings, representations, or agreements other than those contained herein. No provision of this Agreement shall be amended, waived or modified except by an instrument in writing, signed by the parties.

You hereby represent that You have read and understand the contents of this Agreement, that no representations other than those contained herein have been made to induce or influence Your execution of this Agreement, but that You execute this Agreement knowingly and voluntarily and upon independent advice of Your own choosing.

Randy Taylor Consulting, LLC

Date: 12/20/19	By:	/s/ Nicole Stanton

	Its:	GC

Date: 12/19/19	/s/: John Cochran
John Cochran